Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-139509 on Form S-8 of our report dated March 28, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph as to the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” effective January 1, 2006), relating to the financial statements of IPG Photonics Corporation and subsidiaries appearing in this Annual Report on Form 10-K of IPG Photonics Corporation for the year ended December 31, 2006.
/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
March 28, 2007